EXHIBIT F-1

February 26, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

       Re:  Cinergy Corp. et al./ File No. 70-9319

Ladies and Gentlemen:

     I am Associate General Counsel of Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act") and am furnishing this opinion as an exhibit to the Application-Declaration on Form U-1 in the above file, as amended by Amendments Nos. 1 and 2 (the latter being filed concurrently herewith) (as so amended, the "Application"). The Application was filed by Cinergy and its two direct, wholly-owned nonutility subsidiaries, Cinergy Investments, Inc. and Cinergy Global Resources, Inc. (collectively, "Applicants"). Capitalized terms used herein without separate definition have the respective meanings assigned thereto in the Application.

     In the Application, Cinergy and the other Applicants propose from time to time through December 31, 2003 (i) to establish one or more special-purpose subsidiaries (each an "Intermediate Parent") to hold Cinergy's direct or indirect interests in any or all of Cinergy's existing and future nonutility businesses (excluding certain existing nonutility interests held by Cinergy's utility subsidiaries) (each a "Nonutility Company"), and (ii) to engage in various related transactions over the same period. In connection with this opinion, I have reviewed the Application and such documents, agreements, instruments and/or other materials as I have deemed necessary or appropriate in order to render this opinion.

     I am a member of the Bar of the State of Ohio and do not purport to be an expert on the laws of any other jurisdiction. I have examined the Delaware General Corporation Law ("DGCL") to the extent necessary to express the opinions set forth herein. The opinions expressed below are limited solely to matters governed by the laws of the State of Ohio and the DGCL. This opinion does not address the potential applicability to the proposed transactions of any state securities or Blue Sky laws.

     Based upon and subject to the foregoing, and assuming that the proposed transactions are carried out in accordance with (i) the Application (including as it may be further amended) and the Commission's order(s) to be issued with respect thereto and (ii) all other requisite approvals and authorizations, corporate or otherwise, I am of the opinion that:

     a. All state laws applicable to the proposed transactions will have been complied with.

     b. Each Intermediate Parent and Nonutility Company will be or is duly organized and validly existing.

     c. Any equity security issued by any Intermediate Parent or Nonutility Company pursuant to the transactions proposed in the Application, when properly issued, delivered and paid for, will be validly issued, fully paid and nonassessable, and any associate company to whom any such equity security is issued will be entitled to the rights and privileges appertaining thereto set forth in the relevant organizational instruments.

     d. Any debt security issued by any Intermediate Parent or Nonutility Company to any associate company thereof pursuant to the transactions proposed in the Application will be a valid and binding obligation of the issuer in accordance with its terms, except to the extent such enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or (ii) by applicable principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity).

     e. Each Applicant will legally acquire any equity or debt securities or assets of any business of any Intermediate Parent or Nonutility Company, in each case as proposed in the Application.

     f. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Application.

                                     Very truly yours,

                                     /s/Jerome A. Vennemann
                                     Associate General Counsel